EXHIBIT 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of June 30, 2018 (“Effective Date”), by and between Permian Pelican Financial, LLC, a Texas limited liability company (“Lender”), and Aly Energy Services, Inc., a Delaware corporation (“Borrower”).

WHEREAS, Borrower entered into that certain Amended and Restated Credit Agreement, dated as of April 15, 2014 (as amended and restated prior to the date hereof, the “Original Credit Agreement”), by and among Borrower, the Lenders (as defined therein), and Wells Fargo Bank, National Association as Administrative Agent for the Lenders, as Issuing Lender and as Swing Line Lender; and

WHEREAS, on December 12, 2016, Permian Pelican, LLC (“Pelican”) acquired all of the “Obligations” under the Original Credit Agreement, including without limitation the rights under the loan documents described on Schedule 1 to the Second Amended and Restated Credit Agreement (the “Original Loan Documents”); and

WHEREAS, on December 12, 2016, Pelican also acquired all of the rights of Wells Fargo Equipment Finance, Inc. as lessor under certain lease agreements (the “Lease Documents”) described in Schedule 2 to the Second Amended and Restated Credit Agreement, and added the obligations under the Lease Documents to the Obligations; and

WHEREAS, Pelican has formed Lender to succeed to all of its rights hereunder with respect to the Obligations, the Original Loan Documents and the Lease Documents; and

WHEREAS, as of the Effective Date, Lender and the Borrower desire to amend and restate the Original Credit Agreement in its entirety;

NOW, THEREFORE, the parties do hereby agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2. LOANS AND TERMS OF PAYMENT.

2.1 Refinancing of the Obligations; Promise to Pay. As of the Effective Date, the total amount of the Obligations aggregated $6,601,500. Borrower promises to pay to the order of Lender, in lawful money of the United States, the aggregate unpaid principal amount of all Credit Extensions made by Lender to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

2.2 Revolving Line. Of the outstanding obligations as of the Effective Date, $1,000,000 shall be deemed to constitute outstanding Credit Extensions under the Revolving Line. Subject to and upon the terms and conditions of this Agreement Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Revolving Line Limit or (B) the Borrowing Base. Amounts borrowed pursuant to this Section 2.2 may be repaid and reborrowed at any time without penalty or premium prior to the Final Maturity Date, at which time all Advances under this Section 2.2 shall be immediately due and payable; provided, however, that Borrower shall repay any outstanding amount to the extent that, as of the end of any month, the aggregate amount outstanding exceeds the Borrowing Base.

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2.3 Term Loan. Of the outstanding Obligations as of the Effective Date, $5,601,500 shall be deemed to constitute the Term Loan. The outstanding principal amount of the Term Loan will be paid in equal monthly installments of $83,333.33 due on the fifth Business Day following the end of each month, commencing July 2018, with the remaining principal balance due in full on the Final Maturity Date. Notwithstanding the foregoing: (i) Borrower shall have the right to prepay all or a portion of the principal amount of the Term Loan at any time prior to the Final Maturity Date, without prepayment or penalty; and (ii) Borrower shall be required to prepay the Term Loan in an amount equal to the Net Cash Proceeds from any sales of assets. All partial prepayments of the Term Loan shall be credited first to accrued and unpaid interest on the Term Loan and second to the outstanding balance of the Term Loan.

2.4 Interest. The Company shall pay interest on the unpaid principal amount of the Credit Extensions until the principal amount thereof shall be paid in full. The interest rate shall be the lower of (i) the Highest Lawful Rate or (ii) 6 month LIBOR + 3% per annum. Further, upon the occurrence and during the continuance of an Event of Default, the unpaid principal amount of the Credit Extensions shall bear interest (after as well as before judgment) at the rate of 6 month LIBOR + 5% but not to exceed 6% per annum. Interest shall be paid in arrears on the fifth Business Day following the end of each month commencing July 2018, until the principal amount of, and all accrued and unpaid interest on, the Credit Extensions has been paid in full. All computations of interest shall be determined by the Lender on a daily basis and for the actual number of days elapsed based on a 360 day year.

2.5 Place and Method of Payment; Taxes. Any and all payments by the Company in respect of the Credit Extensions shall be made in U.S. dollars, free and clear of and without deduction for any and all present or future levies, deductions, stamp or documentary taxes or similar charges or withholdings.

2.6 Guaranty; Security. Payment of the principal amount of, and interest on, the Credit Extensions will continue to be guaranteed by each of the Guarantors, as set forth in each Guaranty and secured by the assets of the Borrower and Guarantors, as set forth in the Security Agreement.

2.7 Fees and Expenses. Borrower shall pay to Lender all Lender Expenses as incurred and billed to Borrower by Lender.

2.8 Term. This Agreement shall become effective on the Effective Date and shall continue in full force and effect for so long as any Obligations remain outstanding or Lender has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Lender shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3. CONCURRENT AGREEMENTS.

[Intentionally omitted].

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4. SECURITY INTEREST.

4.1 Grant of Security Interest. The Borrower, on behalf of itself and the other Credit Parties, grants and pledges to Lender a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by the Borrower of each of its covenants and duties under the Loan Documents. Except for Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination of this Agreement, Lender’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2 Perfection of Security Interest. The Borrower authorizes Lender to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of the Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether the Borrower is an organization, the type of organization and any organizational identification number issued to the Borrower, if applicable. Any such financing statements may be filed by Lender at any time in any jurisdiction whether or not Division 9 of the Code is then in effect in that jurisdiction. The Borrower shall from time to time endorse and deliver to Lender, at the request of Lender, all Negotiable Collateral and other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and continue perfection of Lender’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Lender is required by the Code, or (after an Event of Default) otherwise chooses, to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Lender reasonably requests for Lender (i) to obtain an acknowledgment, in form and substance satisfactory to Lender, of the bailee that the bailee holds such Collateral for the benefit of Lender, and (ii) to obtain “control” of any Collateral consisting of investment property, deposit accounts, securities accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Division 9 of the Code) by causing the securities intermediary or depositary institution or issuing Lender to execute a control agreement in form and substance satisfactory to Lender. No Borrower will create any chattel paper without placing a legend on the chattel paper acceptable to Lender indicating that Lender has a security interest in the chattel paper.

4.3 Right to Inspect . Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice and at its own expense, from time to time during the Borrower’s usual business hours but no more than one time per year (unless an Event of Default has occurred and is continuing), to inspect the Borrower’s Books and to make copies thereof and to check, test, and appraise the Accounts in order to verify the Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Accounts.

5. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. The Borrower and each of its Subsidiaries is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within the Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in the Borrower’s organizational documents, nor will they constitute an event of default under any material agreement by which the Borrower is bound. The Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

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5.3. Collateral. The Credit Parties have rights in or the power to transfer the Collateral, and their title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens.

5.4 Actions, Suits, Litigation, or Proceedings. There are no actions, suits, litigation or proceedings, at law or in equity, pending by or against the Borrower or any Subsidiary of the Borrower before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

5.5 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to the Borrower and any Subsidiary of the Borrower that are delivered by the Borrower to Lender fairly present in all material respects the Borrower’s consolidated and consolidating financial condition as of the date thereof and the Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of the Borrower since the date of the most recent of such financial statements submitted to Lender.

5.6 Compliance with Laws and Regulations. The Borrower and each of its Subsidiaries have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from the Borrower’s failure to comply with ERISA that is reasonably likely to result in the Borrower’s incurring any liability that could reasonably be expected to have a Material Adverse Effect. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. The Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System). The Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. The Borrower has complied in all material respects with all environmental laws, regulations and ordinances. The Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary of the Borrower have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

5.7 Investments. The Borrower does not own any Equity Interests of any Person, except for Permitted Investments.

5.8 Government Consents. The Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary for the continued operation of the Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

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6. AFFIRMATIVE COVENANTS.

The Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Lender may have any commitment to make a Credit Extension hereunder, the Borrower shall, and shall cause the other Credit Parties to, do all of the following, unless the consent or waiver of the Lender is obtained:

6.1 Good Standing and Government Compliance. The Borrower shall maintain its, and each of its Subsidiaries’ organizational existence and good standing in their respective jurisdictions of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Lender the organizational identification number issued to the Borrower by the authorities of the jurisdiction in which the Borrower is organized, if applicable. The Borrower shall meet, and shall cause each of its Subsidiaries to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. The Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. The Borrower shall comply, and shall cause each of its Subsidiaries to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates. Borrower shall deliver to Lender: (i) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s and its consolidated Subsidiaries’ operations during such period, prepared in accordance with GAAP, and in a form reasonably acceptable to Lender; (ii) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower and its consolidated Subsidiaries prepared in accordance with GAAP, consistently applied, together with an opinion or otherwise consented to in writing by Lender on such financial statements of an independent certified public accounting firm reasonably acceptable to Lender; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to their security holders and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against the Borrower or any of its Subsidiaries that could result in damages or costs to the Borrower or any of its Subsidiaries of One Hundred Thousand Dollars ($100,000) or more; (v) promptly upon receipt, each management letter prepared by the Borrower’s independent certified public accounting firm regarding the Borrower’s management control systems; (vi) as soon as available, but in any event not later than January 15 of each calendar year, the Borrower’s financial and business projections and budget for such calendar year, with evidence of approval thereof by the Borrower’s Board of Directors (copies of any Board of Directors approved revisions to projections shall be delivered to Lender within thirty (30) days of such approval); (vii) on or before the 7th Business Day of each calendar month, a Borrowing Base report as of the end of the immediately preceding month, and (viii) such other budgets, sales projections, operating plans or other financial information as Lender may reasonably request from time to time. Immediately upon becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of the Borrower setting forth details of the Event of Default, and the action which the Borrower has taken or proposes to take with respect thereto.

6.3 Taxes. The Borrower shall make, and cause each of its Subsidiaries to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Lender, on demand, proof satisfactory to Lender indicating that the Borrower or a Subsidiary of the Borrower has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that the Borrower or a Subsidiary of the Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by the Borrower or its Subsidiary, as applicable.

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6.4 Insurance. The Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where the Credit Parties’ business is conducted on the date hereof. Notwithstanding the foregoing, the Lender acknowledges that the Borrower does not, and will not, carry property and casualty insurance in respect of its equipment. Subject to the foregoing, the Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to the Borrower’s. If a Credit Party fails to maintain insurance as required by this Agreement, Lender may, but shall not be obliged to, maintain or effect such insurance coverage, or so much thereof as Lender considers necessary for its protection. All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Lender. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Lender, showing Lender as an additional loss payee, and all liability insurance policies shall show Lender as an additional insured and specify that the insurer must give at least twenty (20) days’ notice to Lender before canceling its policy for any reason. Upon Lender’s request, the Borrower shall deliver to Lender certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at the Borrower’s option, be payable to the Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Lender has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Lender’s option, be payable to Lender to be applied on account of the Obligations.

6.5 Restricted Agreement Consents. Prior to any Credit Party entering into or becoming bound by any Restricted Agreement, the Borrower shall: (i) provide written notice to Lender of the material terms of such Restricted Agreement with a description of its likely impact on the Borrower’s business or financial condition; and (ii) upon Lender’s request, will use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (A) the Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Lender to have a security interest in such license or contract right, and to have the power to assign such license or contract rights in connection with an enforcement of remedies, that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (B) Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Lender’s rights and remedies under this Agreement and the other Loan Documents.

6.6 Further Assurances. At any time and from time to time the Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Lender may have any commitment to make any Credit Extensions, the Borrower shall not, and shall each Credit Party to not, do any of the following unless the consent or waiver of the Lender is obtained:

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7.1 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or state of formation or relocate its chief executive office or principal place of business without thirty (30) days prior written notification to Lender; replace its chief executive officer or chief financial officer without thirty (30) days prior written notification to Lender; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by the Borrower; change its fiscal year end; or have a Change in Control unless such Change in Control occurs in connection with the complete satisfaction and repayment of all Obligations and Lender’s termination of all of its commitments to extend credit to Borrower.

7.2. Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary of the Borrower into another Subsidiary of the Borrower or into the Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Equity Interests or property of another Person, or enter into any agreement to do any of the same.

7.3 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any of its Subsidiaries to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on a Credit Party an obligation to prepay any Indebtedness, except Indebtedness to Lender.

7.4 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that a Credit Party in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of a Credit Party’s property.

7.5 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Equity Interests of the Borrower.

7.6 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, or maintain or invest any of its property with a Person other than Lender or Lender’s Affiliates or permit any of its Subsidiaries to do so unless such Person has entered into a control agreement with Lender, in form and substance satisfactory to Lender, or suffer or permit any of its Subsidiaries to be a party to, or be bound by, an agreement that restricts such Subsidiary of the Borrower from paying dividends or otherwise distributing property to the Borrower. Further, the Credit Parties shall not enter into any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory

7.7 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Lender’s rights contained in any documentation relating to the Subordinated Debt without Lender’s prior written consent.

7.8 Asset Sales. Sell assets in excess of an aggregate of $1.0 million in any calendar year.

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8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If the Borrower fails to pay any of the Obligations when due.

8.2 Covenant Default.

(a) If the Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If the Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between the Borrower and Lender and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after the Borrower receives notice thereof or any officer of the Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as Borrower continue to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3. Material Adverse Change. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect.

8.4 Attachment. If any material portion of the Borrower’s and/or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within five (5) days, or if the Borrower and/or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of the Borrower’s and/or any of its Subsidiaries’ assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of the Borrower’s and/or any of its Subsidiaries’ assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within five (5) days after the Borrower and/or any of its Subsidiaries receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by the applicable Credit Party (provided that no Credit Extensions will be made during such cure period).

8.5 Insolvency. If an Insolvency Proceeding is commenced by the Borrower and/or any of its Subsidiaries, or if an Insolvency Proceeding is commenced against the Borrower and/or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding).

8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which the Borrower and/or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that would reasonably be expected to have a Material Adverse Effect.

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8.7 Judgments; Settlements. If one or more (a) judgments, orders, decrees or arbitration awards requiring the Borrower and/or any of its Subsidiaries to pay an aggregate amount of One Hundred Thousand Dollars ($100,000) or greater shall be rendered against the Borrower and/or its Subsidiaries and the same shall not have been vacated or stayed within ten (10) days thereafter (provided that no Credit Extensions will be made prior to such matter being vacated or stayed); or (b) settlements is agreed upon by the Borrower and/or its Subsidiaries for the payment by the Borrower and/or its Subsidiaries of an aggregate amount of One Hundred Thousand Dollars ($100,000) or greater or that could reasonably be expected to have a Material Adverse Effect.

9. LENDER’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by the Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Lender);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Lender

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Lender reasonably considers advisable;

(d) Make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral. The Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender as Lender may designate. The Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Lender’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to a Credit Party’s owned premises, the Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lender is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, the Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section 9.1, the Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit;

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(g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including a Credit Party’s premises) as Lender determines is commercially reasonable and as more particularly set forth in the Security Agreement.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, the Borrower hereby irrevocably appoints Lender (and any of Lender’s designated officers, or employees) as the true and lawful attorney for each of the Credit Parties to: (a) send requests for verification of Accounts or notify account debtors of Lender’s security interest in the Accounts; (b) endorse a Credit Party’s name on any checks or other forms of payment or security that may come into Lender’s possession; (c) sign a Credit Party’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to a Credit Party’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Lender determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of a Credit Party where permitted by law. The appointment of Lender as attorney in fact, and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Lender’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Lender may notify any Person owing funds to a Credit Party of Lender’s security interest in such funds and verify the amount of such Account. The Borrower shall collect all amounts owing to the Credit Parties for Lender, receive in trust all payments as Lender’s trustee, and immediately deliver such payments to Lender in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Lender Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lender may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Lender deems necessary to protect Lender from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type referenced in this Agreement, and take any action with respect to such policies as Lender deems prudent. Any amounts so paid or deposited by Lender shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement.

9.5 Lender’s Liability for Collateral. Lender has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others. Lender has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and Lender may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Lender’s rights against Borrower. Borrower waives any right it may have to require Lender to pursue any other Person for any of the Obligations.

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9.7 Remedies Cumulative. Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on the Borrower’s part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it. No waiver by Lender shall be effective unless made in a written document signed on behalf of Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given. The Borrower expressly agrees that this Section 9.7 may not be waived or modified by Lender by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, the Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by facsimile to Borrower or to Lender, as the case may be, at the principal place of business of the Borrower or Lender, as the case may be. The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Texas, without regard to principles of conflicts of law. The Borrower and Lender hereby submit to the exclusive jurisdiction of the State and Federal courts located in the State of Texas. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

12. GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion. Lender shall have the right without the consent of or notice to the Borrower to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights and benefits hereunder.

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12.2 Indemnification. INDEMNIFICATION AND HOLD HARMLESS,WITHOUT LIMITING ANY OTHER PROVISIONS OF THIS AGREEMENT, THE BORROWER AGREES TO INDEMNIFY AND HOLD LENDER HARMLESS FROM AND AGAINST ALL LOSSES, COSTS, DAMAGES, LIABILITIES AND EXPENSES, INCLUDING, WITHOUT LIMITATION, IN-HOUSE AND OUTSIDE ATTORNEYS’ FEES AND DISBURSEMENTS, INCURRED BY LENDER IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY LOANS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR BY REASON OF ANY DEFAULT OR EVENT OF DEFAULT, OR ENFORCING THE OBLIGATIONS OF BORROWER OR ANY LOAN PARTY UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AS APPLICABLE, OR IN EXERCISING ANY RIGHTS OR REMEDIES OF LENDER OR IN THE PROSECUTION OR DEFENSE OF ANY ACTION OR PROCEEDING CONCERNING ANY MATTER GROWING OUT OF OR CONNECTED WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE APPLICABLE, AND THE BORROWER SHALL NOT BE LIABLE FOR ANY SUCH LOSSES, COSTS, DAMAGES, LIABILITIES OR EXPENSES, TO THE EXTENT (BUT ONLY TO THE EXTENT) THE SAME ARISE OR RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LENDER OR ANY OF ITS AGENTS OR EMPLOYEES, THE PROVISIONS OF THIS SECTION SHALL SURVIVE REPAYMENT OF THE INDEBTEDNESS AND SATISFACTION OF ALL OBLIGATIONS OF BORROWER TO LENDER AND TERMINATION OF THIS AGREEMENT.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Lender has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ALY ENERGY SERVICES, INC.

By:	/s/ ALYA HIDAYATALLAH
Alya Hidayatallah, Chief Financial Officer

PERMIAN PELICAN FINANCIAL, LLC

By:	/s/ MICKI HIDAYATALLAH
Micki Hidayatallah, Manager

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EXHIBIT A

DEFINITIONS

“Accounts” mean all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to a Credit Party arising out of the sale or lease of goods or the rendering of services by a Credit Party and any and all credit insurance, guaranties, and other security therefor, and the Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” mean a cash advance or cash advances under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Board of Directors” means the Board of Directors of Borrower.

“Borrower’s Books” mean all of the books and records of the Credit Parties including: ledgers; accounting records concerning the assets or liabilities, the Collateral, business operations or financial condition of the Credit Parties; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means 80% of the Eligible Accounts Receivable of the Credit Parties.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which Lenders in the State of Texas are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” shall mean any transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of Equity Interests then outstanding of the Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of the Borrower, who did not have such power before such transaction.

“Code” means the Texas Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” has the meaning set forth in the Security Agreement.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another Person including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Lender in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

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“Copyrights” mean any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each credit by Lender to or for the benefit of the Credit Parties hereunder.

“Credit Parties” means the Borrower and its Subsidiaries.

“Dollars” mean lawful money of the United States.

“Eligible Receivables” means, as to the Credit Parties, on a consolidated basis and without duplication, all Accounts reflected on its books in accordance with GAAP and which under 90 days old.

“Environmental Laws” mean all laws, rules, regulations, orders and the like issued by any federal, state, municipal, local, foreign or other governmental or quasi-Governmental Authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Credit Party has any interest.

“Equity Interests” mean, with respect to any Person, the capital stock, partnership, membership or limited liability company interest, or other equity securities or equity ownership interest of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Final Maturity Date” means June 30, 2021.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States of America.

“Governmental Authority” shall mean any federal, state or local government, or any agency or instrumentality thereof.

“Guaranty” means the Amended and Restated Guaranty Agreement executed by the Credit Parties in connection with the Original Credit Agreement.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

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“Intellectual Property Collateral” means, with respect to the Borrower, all of the Borrower’s right, title, and interest in and to the following: (i) Copyrights, Trademarks and Patents; (ii) any and all trade secrets and design rights hereafter existing, created, acquired or held; (iii) any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; (iv) all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; and (v) all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all present and future inventory in which a Credit Party has any interest.

“Investment” means any beneficial ownership (including Equity Interests) of any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lender Expenses” mean all costs or expenses of Lender, or any other holder or owner of the Loan Documents (including, without limit, court costs, legal expenses and reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel, whether or not suit is instituted, and, if suit is instituted, whether at trial court level, appellate court level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in connection with the preparation, negotiation, execution, delivery, amendment, administration, and performance, or incurred in collecting, attempting to collect under the Loan Documents or the Obligations, or incurred in defending the Loan Documents, or incurred in any other matter or proceeding relating to the Loan Documents or the Obligations.

“LIBOR” means, for any date of determination, a rate per annum equal to the greater of (a) zero percent (0%) and (b) the offered rate for deposits for a six month period in United States dollars as displayed in the Bloomberg Financial Markets system (or such other authoritative source as selected by Lender in its sole discretion) as of 11:00 a.m. (London time) two Business Days prior to the date of determination.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” mean, collectively, the Original Loan Documents, the Lease Documents, this Agreement and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means (i) a material adverse change in the prospects, business or financial condition of the Credit Parties considered as a whole, (ii) a material impairment in the prospect of repayment of all or any portion of the Obligations or in otherwise performing a Credit Party’s obligations under the Loan Documents, or (iii) a material impairment in the perfection, value or priority of Lender’s security interests in the Collateral.

“Negotiable Collateral” means, with respect to the Borrower, all of the Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and the Borrower’s Books relating to any of the foregoing.

“Net Cash Proceeds” shall mean with respect to any sale of assets by a Credit Party, all cash and cash equivalents received from such sale, transfer or other disposition after (i) payment of, or provision for, all brokerage commissions and other reasonable out‑of‑pocket fees and expenses actually incurred; (ii) payment of any outstanding obligations relating to such property; (iii) the amount of reserves recorded in accordance with GAAP for indemnity or similar obligations of the Credit Party directly related to such sale, transfer or other disposition and (iv) all income taxes and other taxes as a result of such transaction.

“Net Income” shall mean gross revenues and other proper income credits of Borrower and its Subsidiaries, less all proper income charges, including taxes on income, all determined in accordance with GAAP on a consolidated basis.

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“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lender, the under this Agreement and the other Loan Documents, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the Loan Documents.

“Patents” mean all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” means: (i) Indebtedness of a Credit Party in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Effective Date; (iii) other Indebtedness not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate secured by a lien described in clause (iii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business; (v) Indebtedness incurred to finance the payment of insurance premiums up to an aggregate of $750,000 at any time outstanding; and (vi) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the applicable Credit Party.

“Permitted Investments” mean: (i) Investments existing on the Effective Date; (ii) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (iii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Rating Service or Moody’s Investors Service, Inc., and (iv) money market accounts and deposit accounts.

“Permitted Liens” mean: (i) any Liens existing on the Effective Date or arising under this Agreement or the other Loan Documents; (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which the applicable Credit Party maintains adequate reserves, provided the same have no priority over any of Lender’s security interests; (iii) Liens securing Indebtedness (A) upon or in any Equipment (other than Equipment financed by an Term Loan Advance) acquired or held by a Credit Party or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (B) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment; and (iv) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (iii) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

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“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.

“Restricted Agreement” is any material license (other than over-the-counter software that is commercially available to the public and “open source” licenses) pursuant to which a Credit Party is the licensee: (a) that prohibits or otherwise restricts a Credit Party from assigning to Lender, or granting to Lender a Lien in, the Borrower’s interest in such license or agreement, the rights arising thereunder or any other property, or (b) for which a default under or termination of such license or contract could interfere with the Lender’s right to use, license, sell or collect any Collateral or otherwise exercise its rights and remedies with respect to the Collateral under the Loan Documents or applicable law.

“Revolving Line” means Credit Extensions which are made in accordance with the provisions of Section 2.2.

“Revolving Line Limit” means $1,675,000.

“Security Agreement” means collectively (i) the Amended and Restated Pledge and Security Agreement among the Credit Parties and Wells Fargo Bank in connection with the Original Credit Agreement and (ii) all amendments thereto through the Effective Date.

“Subordinated Debt” means any debt incurred by a Credit Party that is subordinated in writing to the Obligations on terms reasonably acceptable to Lender.

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the Equity Interests of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Credit Party, either directly or through an Affiliate.

“Term Loan” means all Credit Extensions which are not part of the Revolving Line.

“Trademarks” mean any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Credit Party connected with and symbolized by such trademarks.

“United States” means the United States of America.

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